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Amendment to

services agreement

This AMENDMENT (“Amendment”) is made as of March 25, 2025, by and among Strategy Shares (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider”), to that certain Services Agreement dated January 1, 2016, between the Client and Service Provider (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except as noted below.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting, administration, and transfer agency services for the Client;

WHEREAS, the Parties now wish to amend the Agreement to update the list of funds;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.       Amendment to Schedule 4 – List of Funds

The Schedule 4 – List of Funds is hereby deleted in its entirety and replaced with the Schedule 4 – List of Funds attached to the end of this Amendment.

2.       Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to its Board of Trustees or Board of Directors, as applicable.
b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.       Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed

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by all parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page. Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES
By:	/s/ Jennifer Bailey
Name:	Jennifer Bailey
Title:	Secretary
Date:	April 11, 2025

Solely as to Schedule 2 – Appendix C:
CITIBANK, N.A.
By:	/s/ Peggy Vena
Name:	Peggy Vena
Title:	Vice President
Date:	April 11, 2025

CITI FUND SERVICES OHIO, INC.
By:	/s/ John Danko
Name:	John Danko
Title:	President
Date:	April 11, 2025

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Schedule 4 to Services Agreement

List of Funds

1.	Strategy Shares Gold Enhanced Yield ETF
2.	SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold Enhanced Yield ETF
3.	Strategy Shares Nasdaq 7HANDL™ Index ETF
4.	Strategy Shares Monopoly ETF
5.	Strategy Shares Newfound/Resolve Robust Momentum ETF

6.     Day Hagan/Ned Davis Research Smart Sector ETF

7.     Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF

8.	Day Hagan/Ned Davis Research Smart Sector International ETF

9.     Day Hagan Smart Buffer ETF

10.	Eventide High Dividend ETF
11.	Eventide US Market ETF